UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 7, 2008, MMC Energy, Inc. (the “Company”) and Karl W. Miller, the former President and Chief Executive Officer of the Company, entered into a Separation Agreement (the “Separation Agreement”). The terms of the Separation Agreement shall not become effective until February 15, 2008, provided that Mr. Miller does not revoke his consent prior to such date (the “Effective Date”).

Under the Separation Agreement, the Company will pay Mr. Miller severance pay in the aggregate amount of $1,121,762 (gross), no later than February 25, 2008 (the date of such payment, the “Payment Date”), as well as pay for the cost of Mr. Miller’s COBRA continuation coverage in the Company’s medical plan for eighteen (18) months. Such amounts are in lieu of and in full satisfaction of any amounts that might otherwise be payable to Mr. Miller under contract, plan or policy, including but not limited to his employment agreement dated May 15, 2006 (the “Employment Agreement”).

In consideration of the above payments, the Company and Mr. Miller agreed, among other things, that Mr. Miller would (i) release the Company from any and all claims and liability of whatever kind arising prior to February 7, 2008, including but not limited to claims relating to the Employment Agreement; (ii) transfer certain intellectual property rights acquired, created or maintained in connection with Mr. Miller’s employment by or association with the Company; and (iii) abide by certain non-competition and non-solicitation provisions set forth in the Employment Agreement. Under the Separation Agreement, the Company also agreed to release Mr. Miller from any and all claims and liability of whatever kind arising prior to February 7, 2008, with certain exceptions.

Also pursuant to the Separation Agreement, Mr. Miller agreed to resign from the Board of Directors of the Company, effective as of the Payment Date. Such resignation was not based upon a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer